Exhibit 99.1
Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202
FOR IMMEDIATE RELEASE
Barrier Therapeutics Announces Issuance of Xolegel™ Patent
— U.S. Patent Protection to 2018 for Topical Ketoconazole Gel to Treat
Seborrheic Dermatitis —
Princeton, N.J., February 20, 2007 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced the issuance of United States Patent Number 7,179,475, entitled “Anhydrous Topical Skin Preparations”. This patent provides coverage for the specific formulation of ketoconazole in a waterless gel that Barrier Therapeutics markets in the U.S. under the trade name Xolegel™ (ketoconazole, USP) 2% Gel, for the treatment of seborrheic dermatitis.

Barrier Therapeutics intends to list this patent, which is scheduled to expire on December 4, 2018, in the Orange Book published by the U.S. Food and Drug Administration (FDA).

“The issuance of this patent is an important milestone in our ongoing effort to further strengthen the intellectual property position of our marketed products,” said Al Altomari, Chief Operating Officer of Barrier Therapeutics. “We believe this patent reinforces our competitive position with this product, which we believe offers distinct advantages in treating this irritating and often embarrassing condition.”

Xolegel Gel was approved by the FDA in July 2006 and was launched by Barrier Therapeutics in November 2006. Xolegel Gel is the first and only FDA-approved prescription gel formulation of ketoconazole.
About Xolegel
Xolegel (ketoconazole, USP) Gel, 2% is a cosmetically elegant, steroid-free treatment for seborrheic dermatitis of the face and body in immunocompetent adults and children 12 years of age and older. Xolegel Gel is a topical formulation of 2% ketoconazole, an antifungal agent, in a translucent, non-greasy gel that results in minimal skin irritation. Xolegel Gel applies smoothly and dries clear. With its unique gel formulation, Xolegel Gel provides patients with a dosing regimen of a once daily application for only 14 days, thus reducing by approximately 75 percent the number of applications required by some traditional seborrheic dermatitis therapies.
About Seborrheic Dermatitis
Seborrheic dermatitis is a common skin inflammation characterized by a red, scaly, itchy rash primarily occurring on the face, scalp, hairline, eyebrows and trunk. Seborrheic dermatitis affects approximately three to five percent of the U.S. population, or 8.5 million people. There is no known cause, cure or way of preventing seborrheic dermatitis but it can be effectively managed. Traditional prescription therapies for this condition have consisted primarily of shampoos, topical antifungal creams and topical steroids that typically require two or more applications per day over periods of up to four weeks to be effective.

For full prescribing information on Xolegel Gel, please visit www.xolegel.com.

About Barrier Therapeutics
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including acne, psoriasis, onychomycosis and other fungal infections such as tinea versicolor. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the scheduled expiration date of the Xolegel patent and the listing of the patent in the Orange Book. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, any efforts by third parties to invalidate or limit the patent, the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.